Exhibit 10.1

Confidential Treatment Requested. Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “[Redacted].” A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EIGHTH AMENDMENT TO
CREDIT CARD PROGRAM AGREEMENT

This EIGHTH AMENDMENT TO CREDIT CARD PROGRAM AGREEMENT (the “Eighth Amendment”) is effective as of April 16, 2012(the “Eighth Amendment Effective Date”), by and among Macy's, Inc., f/k/a Federated Department Stores, Inc., a Delaware corporation, (“Macy's, Inc.”), FDS Bank, a federally-chartered stock savings bank (“FDS Bank”), Macy's Credit and Customer Services, Inc., f/k/a FACS Group, Inc., an Ohio corporation (“MCCS”), Macy’s West Stores, Inc., f/k/a Macy’s Department Stores, Inc., an Ohio corporation (“Macy’s”), Bloomingdale’s, Inc., an Ohio corporation (“Bloomingdale’s”) (collectively the "Macy's Companies"), and Department Stores National Bank, a national banking association, as assignee of Citibank, N.A. (“Bank”).

WHEREAS, the Macy's Companies and Bank are parties to a certain Credit Card Program Agreement dated as of June 1, 2005, as amended pursuant to amendments effective October 24, 2005 and May 19, 2006, pursuant to restated letter agreements effective December 18, 2006, March 22, 2007, April 6, 2007, and June 1, 2007, pursuant to a restated amendment effective February 3, 2008, and pursuant to an amendment (the “Fifth Amendment”) effective January 1, 2009, an amendment (the “Sixth Amendment”) effective June 1, 2009, and an amendment (the “Seventh Amendment”) effective February 26, 2010 respectively (as so amended, the “Program Agreement”), whereby Bank and the Macy's Companies operate a credit card program (the "Program"), as more fully described in the Program Agreement;

WHEREAS, the parties hereto desire to amend the Program Agreement in accordance with Section 18.5 of the Program Agreement, effective as of the Eighth Amendment Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Defined Terms. Capitalized terms used without definition in this Eighth Amendment shall have the meanings assigned to them in the Program Agreement.

2.    Amendment of Schedule 1.1(f). Schedule 1.1(f) of the Program Agreement, as amended by the Second Amendment is hereby amended by replacing such Schedule in its entirety with Schedule 1.1(f) attached hereto.

3.    Capacity; Authorization; Validity.

(a)    Macy's, Inc. hereby represents and warrants to Bank as of the date hereof that:

(i) Each Macy's Company has all necessary corporate or similar power and authority to (A) execute and enter into this Eighth Amendment and (B) perform the obligations required of such Macy's Company hereunder and the other documents, instruments and agreements to be executed and delivered by such Macy's Company pursuant hereto.

(ii) The execution and delivery by the Macy's Companies of this Eighth Amendment and all documents, instruments and agreements executed and delivered by the Macy's Companies pursuant hereto, and the consummation by the Macy's Companies of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or similar actions of the Macy's Companies.

(iii) This Eighth Amendment (A) has been duly executed and delivered by the Macy's Companies, (B) constitutes the valid and legally binding obligation of the Macy's Companies, and (C) is enforceable against the Macy's Companies in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(b)    Bank hereby represents and warrants to the Macy's Companies as of the date hereof:

(i)    Bank has all necessary corporate or similar power and authority to (A) execute and enter into this Eighth Amendment and (B) perform the obligations required of it hereunder and the other documents, instruments and agreements to be executed and delivered by Bank pursuant hereto.

(ii)    The execution and delivery by Bank of this Eighth Amendment and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, has been duly and validly authorized and approved by all necessary corporate or similar actions of Bank.

(iii)    This Eighth Amendment (A) has been duly executed and delivered by Bank, (B) constitutes the valid and legally binding obligation of Bank and (C) is enforceable against Bank in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

4.    Effect of Amendment. This Eighth Amendment is effective as of the Eighth Amendment Effective Date and is hereby incorporated into and made a part of the Program Agreement. Except as amended by this Eighth Amendment, all terms and provisions of the Program Agreement, including without limitation, Schedule 9.3 (c), shall continue and remain in full force and effect and binding upon the parties thereto.

5.    Binding Effect. This Eighth Amendment shall be binding in all respects and inure to the benefit of the successors and permitted assigns of the parties hereto.

6.    Governing Law. This Eighth Amendment and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made to be performed within such State and applicable federal law.

7.    Counterparts/Facsimiles. This Eighth Amendment may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Eighth Amendment, it shall not be necessary to produce or account for more than one such counterpart. Any facsimile of an executed counterpart shall be deemed an original.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Eighth Amendment to be duly executed as of the date first above written.

DEPARTMENT STORES NATIONAL BANK

By:	/s/ Douglas C. Morrison
Name: Douglas C. Morrison
Title: Vice President

MACY'S, INC.

By:	/s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Executive Vice President, General Counsel and Secretary

FDS BANK

By:	/s/ Teresa Huxel Name: Teresa Huxel
Title: President

MACY'S CREDIT AND CUSTOMER SERVICES, INC.

By:	/s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President

MACY’S WEST STORES, INC.

By:	/s/ Dennis J. Broderick Name: Dennis J. Broderick Title: President

BLOOMINGDALE’S, INC.

By:	/s/Dennis J. Broderick Name: Dennis J. Broderick Title: Vice President

SCHEDULE 1.1(f)
High Collar and Low Collar
For the purposes of evaluating performance as of the first fiscal quarter of 2012:
“High Collar” means (i) with respect to the Finance Charge Reversal Percentage applicable to the Private Label Accounts, [Redacted].
“Low Collar” means (i) with respect to the Finance Charge Reversal Percentage applicable to the Private Label Accounts, [Redacted].